Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 14, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note 23, as to which the date is October 5, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in FelCor Lodging Trust Incorporated’s Current Report on Form 8-K filed with the SEC on October 6, 2006.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 19, 2006